Exhibit 99.1

NEWS RELEASE
American Receives $46.2 Million From Sale
Of Powder River Basin, WY Assets
DENVER, CO April 1, 2010 — American Oil & Gas Inc. (NYSE-AMEX: AEZ) announced today that American has received $46,181,289 in sales proceeds from the sale of all of its ownership in non-producing wells, producing wells and undeveloped acreage located in the Powder River Basin of Wyoming. The sale includes all of American’s ownership in the Fetter and Krejci projects. American expects to pay less than $500,000 in income taxes, after offsetting the taxable gain on sale with net operating loss carry-forwards from prior years.
Pat O’Brien, CEO of American, commented, “We are pleased to announce the closing of this sale which now enables us to focus our financial and human resources primarily on the development of the Bakken and Three Forks formations within our Goliath project area. We are commencing a two rig drilling program at Goliath, and we are preparing for a possible expansion of the program.”
American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: http://www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc., and does not necessarily include the views of any other person or entity.
Contact:

Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184

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